Employer Initial:__________                          Employee Initial:__________
Date:__________                                      Date:__________



                             CARDINAL AIRLINES, INC.
                              EMPLOYMENT AGREEMENT

This Agreement made, effective as of January 15, 1999, by and between Cardinal Airlines, Inc., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 1380 Sarno Road Suite "B", Melbourne, Florida 32935 hereinafter referred to as ("Company"), and Dennis M. Cunningham, residing at RR#1 271M County Road North Haverhill, New Hampshire 03774 hereinafter referred to as ("Employee").

For the reasons in consideration of the mutual promises and agreements set forth in this agreement, Company and Employee agree as follows:

1. EMPLOYMENT

1.1 Employment and Acceptance. Company hereby employs, engages, and hires Employee as Chief Pilot, and Employee hereby accepts and agrees to such hiring, engagement, and employment

1.2 Description of Employee's Duties. Subject to the supervision and pursuant to the orders, advice, and direction of employer, employee shall perform such duties as are customarily performed by one holding such position in other business or enterprises of the same or similar nature as that engaged in by employer. Employee shall insure that the highest level of safety is maintained by the airlines. Employee shall additionally render such other and unrelated services and duties as may be assigned to him from time to time by employer.

1.3 Best Efforts. Employee shall at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of employer. Such duties shall be rendered at the above mentioned premises and at such other place or places as employer shall in good faith require or as the interests, needs, business, and opportunities of employer shall require or make advisable.

2. TERM OF EMPLOYMENT

2.1 Term of Employment. The term of employment shall be for a period of one (1) year, beginning on the date Company completes a successful Initial Public Stock Offering, subject to the provisions set forth in paragraph 2.2 below.

2.2 Date of Employment Effectivity The date of employment shall be used as the date that Employee is placed on the Company payroll. The date of employment may occur prior to the completion of the registered Initial Public Stock Offering if agreed to by both Company and Employee.

2.3 Continuance of Employment. Employment shall be considered continued for regular periods one (1) year, provided neither party submits a notice of termination or resignation within 60 days of the expiration date, succeeding expiration dates or by termination as set forth in this agreement.

3. COMPENSATION OF EMPLOYEE

3.1 Base Salary. During the term of employment and commencing on the date of employment effectivity, Company shall pay Employee an annual base salary of $85,000.00. However, Employee base salary will increase to $95,000.00 upon Company reaching break even load factor and maintaining that level for thirty
(30) consecutive days. The break even load factor will be calculated using the higher base salary. Employee base salary may be increased at the sole discretion of the Board of Directors. If circumstances arise whereas Company must decrease salaries of its employees employee's salary will be decreased.

3.2 Stock. As an essential consideration of this agreement and immediately upon the execution thereof, the Company agrees to sell and the Employee will be eligible to purchase 30,000 shares of the Common Stock of the Company at a purchase price of $.01 per share, the terms and conditions of such purchase being set forth in the Stockholders Subscription Agreement which shall be attached to and shall be made an integral part of this agreement.

3.3 Temporary Housing Allotment. Employee will be reimbursed for usual, reasonable, customary living expenses. The expenses will be for a period of one
(1) year beginning from the date of employment. Expenses may be revoked immediately by Company due to termination. Employee may elect to discontinue receiving the expense at his discretion during the expense period.

3.4 Expense Approval. Prior to incurring any additional expenses other than as described in section3.3 above, Employee is required to obtain authorization from Company in regard to said expenses. Employee will be required to provide appropriate vouchers and receipts for such expenses to Company prior to reimbursement consideration. Company maintains the right to deny reimbursement of any unauthorized expenses.

3.5 Participation in Employee Benefit Plans. Employee will be eligible to participate in each group life, hospitalization or disability insurance plan, health program, pension plan or similar benefit plan and any stock option plan of Company, which is available to other employees and executives of Company for which he qualifies. As of the date first written above, Company has no employee benefit plan or program in effect.

4. TERMINATION

4.1 Termination Due to Discontinuance of Business. In the event that Company shall discontinue operating its business, then this agreement shall terminate as of the day in which Company ceases operations with the same force and effect as if such were originally set as the expiration date of this agreement.

4.2 Termination upon Death. If Employee shall die during the term of this Agreement, the agreement shall terminate, except that Employee's dependants shall be entitled to receive Employee's base salary for a period of twelve months following the month in which his death occurs and, such dependants shall be entitled to receive the amount of incentive or other bonuses, if any, that would otherwise have been payable to employee under Section 3. and which have accrued through the end of the twelve month period in which his death occurs.

4.3 Termination upon Disability. If during the term Employee shall become physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform his services hereunder for (i) a period of nine consecutive months, or (ii) for shorter periods aggregating nine months during any twelve month period, Company may at any time after the last day of the nine consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of nine months, by written notice to Employee, terminate the term of Employee's employment hereunder. Notwithstanding such disability Company shall continue to pay Employee's base salary up to and including the date of such termination, and receive the amount of incentive or other bonuses, if any, that would otherwise have been payable to Employee under section 3 and which have accrued through nine month period in which such termination occurs.

4.4 Termination by Company for Cause. Company may at any time during the term of this agreement, by 30 days written notice to Employee, terminate for cause (as hereafter defined), Employee's employment hereunder, in which event Employee shall only be entitled to receive his/her Base Salary accrued through the effective date of such termination. Company may not require Employee to render any further services to Company, Employee shall have no right to receive any other compensation or benefit hereunder after the effective date of such termination; provided, however, that the foregoing shall not affect Employee's right to receive any compensation or benefit under any other agreement accrued to the date of such termination in accordance with the terms thereof. As used herein the term for "Cause" shall be deemed to mean and include with respect to Employee (i) conduct of Employee, at anytime, which has involved criminal dishonesty, conviction of Employee of any felony, or of any lesser crime or offense involving the property of Company or any of its subsidiaries or affiliates, significant conflicts of interest, serious impropriety, or breach of corporate duty, misappropriation of any money or other assets or properties of Company or its Subsidiaries, (ii) willful violation of specific and lawful directions from the Board of Directors or the Chief Executive Officer of Company, failure or refusal to perform the services customarily performed by a senior executive officer (and such failure or refusal continues after a written direction from the Board of Directors) or expressly required by the terms of this Agreement, or willful misconduct or gross negligence by Employee in connection with the performance of his duties hereunder, (iii) chronic alcoholism or drug addiction and (iv) any other acts or conduct inconsistent with the standards of loyalty, integrity or care reasonably required by Company of its Employees.

4.5 Termination by Company Without Cause. Company may terminate this agreement without cause with 60 days written notice to Employee. If Employee is terminated (other than upon death, disability, voluntary resignation or by Company for cause), Company may not require Employee to render any further services to Company, further Company will pay to Employee the following amounts:

        (i) Employees base salary through the 60 day notice and additionally

       (ii) an amount equal to one half (1/2) of Employees base salary for the remainder of the agreement.

This will constitute the total amount of Company's obligations to Employee under this agreement. This does not limit Employee to other benefits to which he may be entitled under law.

4.6 Failure to Pay Employee. The failure of Company to pay Employee his salary as provided in Section 3 may, in Employee's sole discretion be deemed a breach of this agreement, and unless such breach is cured within sixty (60) days after written notice to Company, this employment agreement shall terminate.

5. CONFIDENTIAL INFORMATION

5.1 Other Employment. Employee shall devote time, attention, knowledge, and skills to the business and interest of Company, and Company shall be entitled to all of the benefits, profits, or other issues arising from or incident to all work, services, and advice of Employee, and Employee shall not, during the term of this agreement, be interested directly or indirectly, in any manner, as partner, officer, director, shareholder, advisor, Employee, or in any other capacity in any other business similar to Company's business unless express written consent is obtained from Employer.

5.2 Trade Secrets. Employee shall not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation, or other entity in any manner whatsoever any information concerning any matters affecting or relating to the business of Company, including without limitation, any of its customers, its products, or any other information concerning the business of Company, its manner of operation, its plans, processes, or other data without regard to whether all of the above stated matters will be deemed confidential, material, or important, Company and Employee specifically and expressly stipulating that as between them, such matters are important, material, confidential and gravely affect the effective and successful conduct of the business of Company, and Company's good will, and that any breach of the terms of this section shall be a breach of this agreement.

5.3 Employee's Inability to Contract for Company. In spite of anything contained in this agreement to the contrary, Employee shall not have the right to make any contracts or commitments for or on behalf of Company without first obtaining proper authority from the Employer.

6. AGREEMENTS

6.1 Modification of Agreement. Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

6.2 Effect of Partial Invalidity. The invalidity of any portion of this agreement will not and shall not be deemed to affect the validity of any other provision, in the event that any provision of this agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

6.3 Entire Agreement. This agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this agreement shall not be binding upon either party except to the extent incorporated in this agreement.

7. GENERAL

7.1 Governing Law. It is agreed that this agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Florida.

7.2 No Waiver. The failure of either party to this agreement to insist upon the performance of any of the terms and conditions of this agreement, or the waiver of any breach of any of the terms and conditions of this agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

7.3 Attorney Fees. In the event that any action is filed in relation to this agreement, each party shall be responsible to pay for all his or her own sums and attorney's fees.

7.4 Notices. Any notice provided for or concerning this agreement shall be in writing and shall be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party as set forth at the beginning of) this agreement.

7.5 Assignability; Successors. This Agreement, and Employee's rights and obligations hereunder, may not be assigned by Employee. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

In witness whereof, each party to this agreement has caused it to be executed at 1380 Sarno Road Suite "B", Melbourne, FL 32935 on the date indicate below.





-----------------------------                   -----------------------------
Lawrence A. Watson                              Dennis M. Cunningham
President                                       Employee

Date: _______________                           Date: _______________





                       Witness: __________________________